Exhibit 10.1

COMMON SHARE PURCHASE AGREEMENT

between

GASTAR EXPLORATION LTD.

and

NAVASOTA RESOURCES, L.P.

dated as of

May 9, 2007

5. Nature and Survival of Representations and Warranties; Indemnity	16
5.1 Survival of Representations and Warranties	16
5.2 Indemnity by the Company	16
5.3 Indemnity by the Purchaser	16
5.4 Limitation of Liability	16
5.5 Exclusive Remedy	17
6. Conditions Precedent	17
6.1 Certain Actions	17
6.2 Representations and Warranties	17
6.3 Related Agreements	17
6.4 Registration Rights Agreement	17
6.5 Material Adverse Change	18
6.6 Company Requirements	18
6.7 Opinions of Counsel	18
6.8 Delivery of Shares	18
6.9 Evidence of Authority; Good Standing	18
7. Miscellaneous	18
7.1 Financial Statements and Other Information	18
7.2 Expenses	18
7.3 Notices	18
7.4 Entire Agreement; Amendments	19
7.5 Assignment	20
7.6 No Third Party Rights	20
7.7 Counterparts	20
7.8 Headings: Interpretation	20
7.9 Governing Law	19
7.10 Arbitration	19
7.11 Attorney Fees	21
7.12 Severability	21
7.13 JOINT ACKNOWLEDGMENT	21

SCHEDULES

Schedule 3.2	Outstanding Registration Rights
Schedule 3.5	Litigation; Contingencies
Schedule 3.6	Subsidiaries
Schedule 3.7	Liens Against Assets
Schedule 3.8	Consents
Schedule 3.9	Proprietary Rights
Schedule 3.10	Changes to Financial Statements
Schedule 3.11	Compliance With Laws
Schedule 3.13	ERISA
Schedule 3.14	Environmental Matters and Permits
Schedule 3.17	Taxes
Schedule 3.18	Absence of Certain Developments
Schedule 3.19	Brokerage Fees
Schedule 3.23	Affiliate Transactions

ii

COMMON SHARE PURCHASE AGREEMENT

THIS COMMON SHARE PURCHASE AGREEMENT, dated effective as of May 9, 2007 (“Agreement”), between Navasota Resources, L.P., a [Texas] limited partnerhsip (the “Purchaser”) and GASTAR EXPLORATION LTD., an Alberta corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, subject to the terms and conditions of this Agreement, the Company desires to sell certain leasehold interest for consideration consisting of cash and the sale of common shares, and the Purchaser desires to acquire that certain leasehold interest;

NOW, THEREFORE, in consideration of the premises and of the representations, warranties and covenants herein contained, the parties hereby agree as follows:

1.             Purchase and Sale.

1.1             Consideration. The Company hereby agrees to issue and sell to the Purchaser ten million (10,000,000) common shares (the “Shares”), without par value, of the Company (“Common Shares”), and the Purchaser hereby agrees to purchase the Shares for a per share purchase price of USD $2.00 per Share (the “Purchase Price”). The Purchase Price will be payable by wire transfer of immediately available funds at the closing of the transactions contemplated by this Agreement and the Related Agreements (as hereinafter defined) by the parties hereto (the “Closing”). All references in this Agreement to “dollars” or “$” shall mean the lawful money of the United States of America, unless otherwise specifically identified as “CDN $” or “Canadian dollars”.

1.2             Authorization. The Company agrees that the Shares to be issued and sold to the Purchaser shall be duly authorized and issued, and shall be fully paid, nonassessable and shall not be subject to any fees, encumbrances, pledges or “adverse claims” (as Section 8.102(a)(1) of the Uniform Commercial Code of the State of Oklahoma defines that term), and upon delivery to the Purchaser will vest full, valid and legal title to the Shares in the Purchaser.

1.3             Intentionally Omitted.

1.4             Registration Rights Agreement. The Company and the Purchaser will enter into a Registration Rights Agreement which will include certain demand and piggy-back registration rights.

1.5             Intentionally Omitted.

2.             The Closing.

2.1             Closing Date. The Closing shall take place as set forth on May 9, 2007 at the office of the Company at Houston, Texas as set forth in the Company’s letter to Purchaser dated May 7, 2007 (“Preferential Rights Letter”).

2.2             Payment and Delivery. At the Closing, the Purchaser shall pay the Purchase Price by transferring immediately available funds by wire transfer to the Company. At the Closing, the Company will deliver to the Purchaser certificates representing the Shares. The certificates for Shares shall be subject to a legend restricting transfer under the Securities Act, and referring to restrictions on transfer therein, such legend to be substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT ANY PROSPECTUS DELIVERY REQUIREMENTS ARE NOT APPLICABLE.

The Shares may also include any legend required under the laws of any state, province or other jurisdiction and will include a legend required under the Canadian Securities Laws, substantially as follows:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [insert the date that is 4 months and a day after the distribution date].

THE SECURITIES HEREIN ARE SUBJECT TO THE RESALE RESTRICTIONS SET OUT IN SECTION 3.2 OF ALBERTA SECURITIES COMMISSION RULE 72-501.

The foregoing legends will be removed and the Company will issue replacement certificates without such legends upon registration of the Shares and in accordance with applicable law including the Canadian Securities Laws.

3.             Representations and Warranties of the Company. The Company represents and warrants to the Purchaser that, as of the date of this Agreement:

3.1             Organization and Existence. The Company is a corporation duly continued and validly existing and in good standing under the laws of Alberta, Canada and has all requisite corporate power to carry on its business as now conducted and is qualified to do business in those jurisdictions where its ownership, lease or use of property or the conduct of its business requires such qualification. The Company has delivered to the Purchaser complete and correct copies of the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof.

3.2             Capitalization: Ownership of Shares: Authorization. The Company has an unlimited number of authorized Common Shares and no authorized or issued shares of preferred shares. As of the date of this Agreement, the Company had (a) 195,341,375 issued and outstanding Common Shares; (b) no treasury shares; and (c) $30,000,000 of 9.75% convertible senior unsecured debentures outstanding that may be converted into 6,849,315 underlying Common Shares. In addition as of March 31, 2007, the Company had (i) outstanding warrants to purchase up to 2,732,521 Common Shares, and (ii) authority to grant up to 30,000,000 options exercisable for Common Shares pursuant to stock option plans which have been approved by the Company's shareholders, of which 10,699,750 share options were outstanding. Other than the registration rights granted to the Purchaser in accordance with the transactions contemplated hereby, the Company has granted only the registration rights more particularly described in Schedule 3.2 that are currently in effect, including demand or piggy-back registration rights. Except as set forth in Schedule 3.2, there are no options, warrants, rights, conversion rights, phantom rights, preemptive rights or any other rights of any party to receive equity of the Company. Upon issuance of the Shares to the Purchaser, the Purchaser will be the record and beneficial owner of the Shares and the Shares will be duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as set forth in Schedule 3.2, as a result of the issuance of the Shares, the Company is not, nor will it become, obligated to issue any additional shares of capital stock (preferred or common) to any officer, director, shareholder or other party.

3.3             No Conflicts. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company and the execution and delivery of the Related Agreements by the Company and certain of its subsidiaries, and performance by the Company and its subsidiaries hereunder and thereunder, will not result in a violation or breach of any term or provision of or constitute a default or accelerate the performance required under (i) the Articles of Incorporation, Bylaws or other governance documents of the Company or any of its subsidiaries or (ii) any material indenture, mortgage, deed of trust or other contract or agreement to which the Company or any of its subsidiaries is a party or by which their respective assets are bound, or violate any statute, rule, regulation, order, writ, injunction or decree of any court, administrative agency or governmental body, except for any violation, breach or default that would not have a Material Adverse Effect.

3.4             Authority; Enforceability. The Company has full right, power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Registration Rights Agreement and the Related Agreements and the consummation of the transactions contemplated hereby to be performed by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings are necessary to authorize the execution and delivery of this Agreement, the Registration Rights Agreement and the Related Agreements by the Company or to consummate the transactions contemplated hereby to be performed by the Company. This Agreement, the Registration Rights Agreement and the Related Agreements constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as that enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights, by the availability of injunctive relief or specific performance and by general principles of equity and, in the case of the Registration Rights Agreement, any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

3.5             Litigation; Contingencies. Except as described in Schedule 3.5, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries before any court, agency or arbitrator that would result in any Material Adverse Effect or that questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement, the Registration Rights Agreement or the Related Agreements. As used in this Agreement, the term “Material Adverse Effect” shall mean an event, circumstance, loss, development or effect that would result in a material adverse effect on the business, operations, assets, financial condition or results of operations of the Company and its subsidiaries.

3.6             Subsidiaries. Except for the subsidiaries listed in Schedule 3.6 attached hereto, the Company has no subsidiaries or any material equity interests in any other corporation, partnership, limited liability company, joint venture or other entity (excluding joint ventures, joint operating or ownership arrangements and tax partnerships entered into in the ordinary course of business). The Company owns one hundred percent (100%) of all of the issued and outstanding equity capital of each of the subsidiaries listed Schedule 3.6. Each subsidiary of the Company has been duly organized and is in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own its properties and conduct its business; and each subsidiary of the Company is duly qualified to do business and is in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to individually or in the aggregate have a Material Adverse Effect. All of the issued and outstanding capital stock or similar equity interests of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock or similar equity interests of each subsidiary owned by the Company, directly or through subsidiaries, are owned free from liens, encumbrances and defects, except as provided in Schedule 3.7

3.7             Title to Assets. Except as otherwise set forth in Schedule 3.7, the Company and its subsidiaries have: (i) defensible title to its oil and gas properties, title investigation having been carried out by the Company in accordance with the practice in the oil and gas industry in the areas in which the Company operates and (ii) good and defensible title to all other material real properties and all other material properties and assets owned by them, in each case, except for Permitted Encumbrances, free from liens, encumbrances and defects that would materially affect the value thereof taken as a whole or materially interfere with the use made or to be made thereof by them as a whole. The Company and its subsidiaries have maintained all their tangible personal properties material to the business of the Company and its subsidiaries, taken as a whole, in good repair, working order and operating condition, subject to ordinary wear and tear, and all such assets are suitable for the purposes for which they are presently being used, except where the failure to have such would not be reasonably expected to have a Material Adverse Effect. The Company and its subsidiaries have all easements, rights-of-way and similar authorizations required for the use of the real properties and all other properties and assets owned by them and used in the conduct of the business as heretofore conducted except where the failure to have such would not be reasonably expected to have a Material Adverse Effect. No material properties or assets of the Company and its subsidiaries, or any portion thereof, has been condemned or otherwise taken by any public authority, and neither the Company nor any of its subsidiaries has received written notice that any such condemnation or taking is threatened or contemplated.“Permitted Encumbrances” as used herein shall mean any or all of the following: (a) encumbrances that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry; (b) encumbrances that arise as a result of pooling and unitization agreements, declarations, orders, or laws to secure payment of amounts not yet delinquent; (c) encumbrances securing payments to mechanics and materialmen or securing payment of taxes or assessments that are, in either case, not yet delinquent; (d) lessor’s royalties, overriding royalties, division orders, reversionary interests and other similar burdens that do not operate to materially reduce the value of the property affected; (e) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of any of the assets, provided that they do not interfere materially with the ownership, operation, value, or use of the property affected; (f) rights reserved to or vested in any governmental entity, to control or regulate any of the assets in any manner, and all applicable laws, of any governmental entity; (g) production sales contracts; contracts for sale, purchase, exchange, refining or processing of hydrocarbons; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; plant agreements; production handling agreements; processing agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; and salt water or other disposal agreements, (in each case) to the extent the same are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business.

3.8             Consents. Except as otherwise set forth in Schedule 3.8, the Company is not required to obtain any consent from or approval of any court, governmental entity or any other person in connection with the execution, delivery or performance by it of this Agreement, the Registration Rights Agreement or the Related Agreements and the transactions contemplated hereby and thereby, except such filings as may be required to be made with the Securities and Exchange Commission ("SEC"), pursuant to US Securities Laws, the Canadian Securities Laws and/or the American Stock Exchange and/or Toronto Stock Exchange and with any state or foreign “blue sky” or securities regulatory authority. Except as otherwise set forth in Schedule 3.8, the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of any material right, privilege, license or agreement of the Company.

3.9             Proprietary Rights. Except as set forth on Schedule 3.9, the Company and its subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights would not have a Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing that would have a Material Adverse Effect. The conduct of the Company’s and its subsidiaries’ respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way that would have a Material Adverse Effect. There is no infringement of any proprietary right owned by or licensed by or to the Company or any of its subsidiaries that would have a Material Adverse Effect.

3.10            Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to any applicable reporting requirements of the 1934 Act, if any, or to be filed by it under the Canadian Securities Laws (all of the foregoing filed after November 4, 2005 and prior to the date this representation is made (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein) being herein referred to as the "Reports"). The Company has made available to the Purchaser true and complete copies of all Reports. As of their respective dates, the Reports complied in all material respects with the requirements of the laws, rules and regulations applicable to thereto. None of the Reports, at the time they were filed with the SEC or under Canadian Securities Laws, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the consolidated financial statements of the Company and its subsidiaries included in the Reports and in the Company's registration statement on Form S-3 and any amendment thereto filed with the SEC under the Securities Act (the "Form S-3") complied as to form in all material respects with applicable accounting requirements and the published securities laws, rules and regulations applicable thereto. Such consolidated financial statements have been prepared in accordance with U.S. or Canadian generally accepted accounting principles (as applicable), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth on Schedule 3.10, all of the financial statements present fairly in all material respects the financial position and the results of operations of the Company and its subsidiaries as of the dates and for the periods shown therein, and to the knowledge of the Company, there has been no Material Adverse Effect on the financial condition of the Company since December 31, 2006. Except as set forth on Schedule 3.10, neither the Company nor any of its subsidiaries has any debt, liability or obligation, contingent or otherwise, that would have a Material Adverse Effect. The accounting firm that has expressed its opinion with respect to the consolidated financial statements included in the Company’s most recently filed annual Report and the Form S-3 is independent of the Company as required under the Canadian Securities Laws or pursuant to the standards promulgated by the SEC in Rule 2-01 of Regulation S-X, as applicable, and such firm was otherwise qualified to render the audit opinion under applicable laws. There is no transaction, arrangement or other relationship between the Company and an unconsolidated or other off-balance-sheet entity that is required to be disclosed by the Company in the Reports or the Form S-3 that has not been so disclosed.

3.11            Compliance with Laws; OSHA. The Company and its subsidiaries are in compliance with all applicable laws, ordinances, statutes, rules, regulations and orders promulgated by any court or federal, state or local governmental body or agency relating to its assets and business, except for such violations or failures to comply that would not result in a Material Adverse Effect. Except as set forth on Schedule 3.11, since January 1, 2007, neither the Company nor any of its subsidiaries has received any notice, citation, claim, assessment or proposed assessment alleging any violation of any federal, state or local safety and health laws, except for any such violations as would not result in a Material Adverse Effect.

3.12            Labor Matters. There is no labor strike or labor disturbance pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has experienced any work stoppage or other material labor disturbance within the past three years. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement with respect to its employees and, to the knowledge of the Company, there are no current attempts to organize its employees.

3.13            ERISA. Except as set forth on Schedule 3.13 or in reports, schedules, forms, statements or other documents filed by the Company with the SEC or pursuant to Canadian Securities Laws, neither the Company nor any of its subsidiaries maintains or sponsors: (i) any pension, retirement, savings, deferred compensation or profit-sharing plan; (ii) any stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan; (iii) severance plan, health, group insurance or other welfare plan; or (iv) any other similar plan or any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the term “plan” shall include any contract, agreement or policy, each such plan being hereinafter referred to individually as a “Plan”). Each Plan intended to be qualified under Section 401 (a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received or timely applied for a favorable determination letter from the Internal Revenue Service regarding such qualified status (or is covered by a favorable opinion letter issued by the Internal Revenue Service) and since such determination (or opinion letter), no amendments to or failure to amend any such Plan or any other circumstances adversely affects its tax qualified status. Except for any matter that would not have a Material Adverse Effect, there has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Plan that is subject to the prohibited transaction requirements of the Code or ERISA. Except as set forth on Schedule 3.13, neither the Company nor any of its subsidiaries has any liability for any prohibited transaction or accumulated funding deficiency (within the meaning of Section 412 of the Code) or any complete or partial withdrawal liability (within the meaning of Sections 4203 and 4205 of the ERISA, respectively), with respect to any pension, profit sharing or other plan which is subject to ERISA, to which the Company or any of its subsidiaries makes or ever has made a contribution and in which any employee of the Company or any subsidiary is or has ever been a participant.

3.14            Environmental Matters. Except as would not have a Material Adverse Effect or as set forth on Schedule 3.14 (a) the Company and each of its subsidiaries have obtained all Environmental Permits (as defined below) that are required with respect to their respective businesses, operations and properties, either owned or leased, and (b) the Company, each of it subsidiaries, and their respective properties are in compliance with all terms and conditions of all applicable Requirements of Environmental Law and Environmental Permits. Except as would not have a Material Adverse Effect or as set forth on Schedule 3.14, there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has received any notice from any governmental authority of any unresolved violation or liability arising under any Requirements of Environmental Law or Environmental Permit in connection with its assets, businesses or operations, except for any such violation or liability as would not have a Material Adverse Effect.

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim or proceeding (including claims or proceedings under the Occupational Safety and Health Act or similar laws relating to safety of employees) that seeks to impose liability for (a) pollution or contamination of the ambient air, surface water, ground water or land; (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (c) exposure to hazardous or toxic substances; (d) the safety or health of employees; or (e) the transportation, processing, distribution in commerce, use or storage of hydrocarbons. An Environmental Claim includes, but is not limited to, a common law action, as well as a proceeding initiated by a third party to revoke, modify or terminate an Environmental Permit.

“Environmental Permit” means any permit, license, approval or other authorization under any applicable law, regulation and other requirement of the United States or any foreign country or of any state, municipality or other political subdivision thereof relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of hydrocarbons or chemical substances, pollutants, contaminants or hazardous or toxic materials or wastes.

“Requirements of Environmental Law” means all requirements in effect on the Closing Date imposed by any applicable law, rule, regulation or order of any federal, foreign, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority with jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets that relate to (a) pollution or protection of the ambient air, surface water, ground water or land; (b) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (c) exposure to hazardous or toxic substances; (d) the safety or health of employees; or (e) regulation of the processing, distribution in commerce, use or storage of hydrocarbons.

3.15            Permits and Licenses. The Company and its subsidiaries have all licenses, permits and other authorizations necessary for the conduct of their respective businesses as they are currently being conducted, except where the failure to hold any such licenses, permits or authorizations would not have a Material Adverse Effect.

3.16            Insurance. The Company and its subsidiaries maintain insurance policies (together with all riders and amendments) relating to the assets or the businesses of the Company and its subsidiaries with coverage limits in amounts that the Company believes are sufficient to protect against any material claim for casualty or property damage. Such insurance policies are in full force and effect and all premiums due thereon have been paid or accrued on the books of the Company.

3.17            Taxes. Each of the Company and its subsidiaries (i) has made or filed all foreign, U.S. and Canadian federal, state, provincial and territorial income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes), (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those items set forth on Schedule 3.17 being contested in good faith and for which the Company has made appropriate reserves on its books, and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations (referred to in clause (i) above) apply. The charges, accruals and reserves on the books of the Company in respect of taxes for all prior fiscal periods are considered adequate by the Company, the Company knows of no assessment for additional taxes for any of such fiscal years or any basis therefore and there are no unpaid taxes in any material amount claimed in writing to be due by the taxing authority of any jurisdiction, and to the Company’s knowledge, there is no basis for any such claim. All tax returns and reports that have been filed by the Company and its subsidiaries are complete in all material respects. To the knowledge of the Company, no claim has been made that the Company or any of its subsidiaries is subject to a tax in any jurisdiction in which the Company or any of its subsidiaries has not filed a return and that remains unpaid as of the date hereof. The Company and its subsidiaries have withheld and paid all material amounts of taxes required to have been withheld and paid in connection with amounts previously paid to any employee, independent contractor, creditor, stockholder or other third party. Neither the Company nor any of its subsidiaries has been the subject of an audit and neither the Company not any of its subsidiaries has waived any statute of limitations or agreed to an extension of time with respect to a tax assessment or deficiency.

3.18            Absence of Certain Developments. Since December 31, 2006, there has been no change in the business or operations of the Company or any of its subsidiaries that would have a Material Adverse Effect, except changes in the ordinary course of business. Except as set forth on Schedule 3.18, the Company has not, since the date of the most recent consolidated financial statements included in the Form S-3, directly or indirectly, declared or paid any dividend or ordered or made any other distribution on account of any shares of any class of the capital stock of the Company. The Company has not, since such date, directly or indirectly redeemed, purchased or otherwise acquired any such shares or agreed to do so or set aside any sum or property for any such purpose.

3.19            Brokerage Fees. Except as set forth in Schedule 3.19, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or Purchaser for a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement and the Related Agreements.

3.20            Investment Company. The Company is not, and after giving effect to the offering and sale of the Shares and the application of proceeds thereof, will not be an "investment company" as defined in the Investment Company Act of 1940.

3.21            Forward Looking Statements. The statistical and market related data and forward looking statements included in the Reports and the Form S-3 are based on or derived from sources the Company believes to be reliable and accurate in all material respects and represents the Company's good faith estimates that are made on the basis of data derived from such sources.

3.22            Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within the Company or any subsidiary, and such disclosure controls and procedures are reasonably effective to perform the functions for which they were established subject to the limitations of any such control system. The Company's auditors and the audit committee of the board of directors of the Company have been advised of: (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data; and (B) any fraud, whether or not material, that involves management or other employees who have a role in the Company's internal controls. Any material weaknesses in internal controls have been identified for the Company's auditors; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses. The Company and its subsidiaries are in material compliance with any provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder to the extent applicable to the Company or any of its subsidiaries.

3.23            Affiliate Transactions. There are no transactions affecting the business of the Company or any of the Company's subsidiaries or their respective assets between the Company or any subsidiary of the Company and any affiliates of the Company, any subsidiary of the Company or any officer or director of the Company, except as set forth in Schedule 3.23.

3.24            Exempt Offering. Subject to the accuracy of the representations and warranties of the Purchaser set forth in Section 4, the offer, sale and issuance of the Shares pursuant to this Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act by virtue of Regulation D thereunder and from the registration, prospectus delivery or qualification requirements of the Canadian Securities Laws and any applicable state securities laws.

3.25            HSR Exemption. As of the date hereof and as of the Closing Date, the Company, considered together with all entities it controls, does not hold assets with an aggregate fair market value of greater than Fifty Million Dollars ($50,000,000.00) which would be considered to be non-exempt assets under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, including, without limitation, Section 802.4 of Title 16 of the Code of Federal Regulations.

3.26            Disclosure. No representation or warranty of the Company set forth in this Agreement contains, or will contain as of the Closing Date, any untrue statement of a material fact or, to the knowledge of the Company, omits to state a material fact necessary in order to make the statements contained herein not misleading

3.27            Acknowledgement. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Company in connection with this Agreement, the Registration Rights Agreement and the Related Agreements and the transactions contemplated hereby and thereby. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement, the Registration Rights Agreement and the Related Agreements has been based solely on the independent evaluation by the Company and its representatives of all of the terms and conditions of the transactions contemplated thereby. The Company does not believe, and has no reasonable grounds to believe, that the Purchaser is a resident of Alberta.

3.28            DISCLAIMERS.    EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT AND THE RELATED AGREEMENTS, THE COMPANY (i) MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE WITH RESPECT TO THE SHARES, THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE ASSETS AND (ii) DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES ASSOCIATED WITH THE SHARES THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE ASSETS, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE.

4.             Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company that, as of the date of this Agreement:

4.1             No Conflict. The execution and delivery of this Agreement and the Registration Rights Agreement by the Purchaser, and performance by the Purchaser hereunder and thereunder will not result in a violation or breach of any term or provision of or constitute a default or accelerate the performance required under the Certificate of Incorporation or Bylaws of the Purchaser or any material indenture, mortgage, deed of trust or other contract or agreement to which the Purchaser is a party or by which its assets are bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

4.2             Authority; Enforceability. The Purchaser has full right, power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby to be performed by the Purchaser have been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate proceedings are necessary to authorize the execution and delivery of this Agreement and the Registration Rights Agreement by the Purchaser or to consummate the transactions contemplated hereby to be performed by the Purchaser. This Agreement and the Registration Rights Agreement will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms, except as that enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights, by the availability of injunctive relief or specific performance and by general principles of equity.

4.3             Consents. The Purchaser is not required to obtain any consent from or approval of any court, governmental entity or any other person in connection with the execution, delivery or performance by it of this Agreement or the Registration Rights Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of any material right, privilege, license or agreement of the Purchaser.

4.4             Investment Representatives. The Purchaser is an “accredited investor” within the meaning of Regulation D promulgated by the SEC under the Securities Act, and (by virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to the Company) is capable of evaluating the merits and risks of its investment in the Company. The Purchaser acknowledges that it has had, or will have prior to Closing, the opportunity to ask questions of the officers of the Company. The Purchaser is an informed and sophisticated purchaser, experienced in the evaluation and purchase of interests in companies such as the Company as contemplated hereunder. The Purchaser has or will have undertaken such investigation and legal and financial due diligence and has or will have evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. In reaching the conclusion that it desires to acquire the Shares, the Purchaser has evaluated its financial resources and investment position and the risks associated with this investment and acknowledges that it is able to bear the economic risks of this investment. As of the date hereof, the Purchaser represents, warrants and agrees that it is acquiring the Shares as principal solely for its own account, for investment, and not with a view to the distribution or resale thereof. The Purchaser further represents that its present financial condition is such that it is not under any present necessity or constraint to dispose of such Shares to satisfy any existing or contemplated debt or undertaking and that the investment is suitable for the Purchaser upon the basis of the Purchaser’s other security holdings, financial situation and needs. The Purchaser acknowledges and understands that it must bear the economic risk of this investment for an indefinite period of time because the offering of the Shares has not been registered under the Securities Act and, accordingly, the Shares must be held indefinitely unless subsequently registered under the Securities Act and/or the Canadian Securities Laws and applicable state and other securities laws or unless an exemption from such registration is available. The Purchaser agrees that any certificates evidencing the Shares must bear a legend restricting the transfer thereof as set forth in Section 2.2 and that a notice may be made in the records of the Company or to its transfer agent restricting the transfer of the Shares in a manner consistent with the foregoing.

4.5             Acknowledgments. The Purchaser certifies that it is not a resident of Alberta and acknowledges that: (a) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Shares; (b) there is no government or other insurance covering the Shares; (c) there are risks associated with the purchase of the Shares and in owning the Shares; (d) there are restrictions on the Purchaser's ability to resell the Shares and it is the responsibility of the Purchaser to find out what those restrictions are and to comply with them before selling the Shares; and (e) the Company has advised the Purchaser that the Company is relying upon an exemption from the requirements to provide the Purchaser with a prospectus and to sell securities through a person or company registered to sell securities under applicable securities legislation and, as a consequence of acquiring the securities pursuant to this exemption, certain protections, rights and remedies provided by applicable securities legislation, including statutory rights of rescission or damages, will not be available to the Purchaser.

5.             Nature and Survival of Representations and Warranties; Indemnity

5.1             Survival of Representations and Warranties. All covenants, agreements, representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of eighteen (18) months.

5.2             Indemnity by the Company. The Company shall indemnify and hold harmless the Purchaser and the officers, directors, managers, agents, affiliates and representatives of the Purchaser (the “Purchaser Indemnitees”) from and against, and shall reimburse the Purchaser Indemnitees for, any loss, liability, damage or expense, including reasonable attorneys’ fees and costs of investigation incurred as a result thereof, that the Purchaser shall incur or suffer (collectively, the “Purchaser Recoverable Losses”), arising out of or resulting from (a) any misrepresentation or breach of any representation or warranty contained in Article 3 hereof on the part of the Company, or (b) any nonfulfillment or breach of any agreement or covenant under or pursuant to this Agreement or the Registration Rights Agreement on the part of the Company.

5.3             Indemnity by the Purchaser. The Purchaser shall indemnify and hold harmless the Company and the officers, directors, managers, agents, affiliates and representatives of the Company (the “Company Indemnitees”) from and against, and shall reimburse the Company Indemnitees for, any loss, liability, damage or expense, including reasonable attorneys’ fees and cost of investigation incurred as a result thereof, that the Company shall incur or suffer (collectively, the “Company Recoverable Losses”) arising out of or resulting from (a) any misrepresentation or breach of any representation or warranty contained in Article 4 hereof on the part of the Purchaser, or (b) any nonfulfillment or breach of any agreement or covenant under or pursuant to this Agreement or the Registration Rights Agreement on the part of the Purchaser.

5.4             Limitation of Liability.

(a)             Notwithstanding any liability that the Company or the Purchaser may incur in Sections 5.2 and 5.3, respectively, above, the Company shall not be obligated for a Purchaser Recoverable Loss, and the Purchaser shall not be obligated for a Company Recoverable Loss, unless and until such loss, individually, or in the aggregate, shall exceed $250,000, in which case the Company or the Purchaser, as the case may be, shall be obligated for all amounts in excess thereof. In no event will the liability of the Company under this Article 5 with respect to Purchaser Recoverable Losses or the Purchaser under this Article 5 with respect to Company Recoverable Losses exceed an amount equal to twenty five percent (25%) of the Purchase Price.

(b)             Notwithstanding any provision in any other Section of this Agreement to the contrary, no Purchaser Recoverable Loss or Company Recoverable Loss will include any indirect, consequential, exemplary, punitive or treble damage (collectively, the “Excluded Damages”) suffered by the Purchaser Indemnitees or the Company Indemnitees. The Purchaser hereby releases the Company, to the fullest extent applicable law permits, from liability for all Excluded Damages, and the Company hereby releases the Purchaser, to the fullest extent applicable law permits, from liability for all Excluded Damages.

5.5             Exclusive Remedy. The rights to indemnification set forth in this Article 5 shall be the sole and exclusive remedy of the Purchaser Indemnitees against the Company and the Company Indemnitees against the Purchaser, respectively, in connection with the surviving representations and warranties (except to the extent that the Purchaser Indemnitees or the Company Indemnitees may have any claim against the other party arising out of or based on fraud).

6.             Conditions Precedent. The obligation of the Purchaser hereunder to purchase the Shares from the Company is subject to the satisfaction or waiver of each of the following conditions:

6.1             Certain Actions. No preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any regulatory body preventing consummation of the transactions contemplated by this Agreement and no action will have been commenced or threatened against the Company or the Purchaser or any of their respective affiliates, associates, officers or directors seeking to prevent or challenge the transactions contemplated by this Agreement or seeking damages arising from the transactions contemplated by this Agreement.

6.2             Representations and Warranties. All representations and warranties of the Company contained herein will be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except to the extent that a representation specifically speaks to an earlier date, in which case such representation shall continue to remain true and correct as of the Closing Date with respect to such earlier date), and the Purchaser will have received a certificate signed by a responsible officer of the Company to such effect.

6.3             Related Agreements. The transactions contemplated by this Agreement, the Registration Rights Agreement, and related conveyances, documents and agreements contemplated thereby (collectively, the “Related Agreements”) among Gastar Exploration Ltd. and Purchaser and one or more of their respective subsidiaries are being consummated pursuant to the Preferential Rights Letter and that certain Letter of Intent dated April 27, 2007 executed between Chesapeake Energy Corporation and the Company. The Letter of Intent and the Preferential Rights Letter reflect interdependent provisions reflecting the agreement of the parties to the purchase of shares and to purchase certain leasehold interests. Consummation of the entirety of the transactions is a condition precedent under all of the Related Agreements. While certain values for accounting purposes may be placed on the various components of the transaction, the parties acknowledge and agree that the consideration attributable to the matters covered in the Related Agreements were not derived separately but were negotiated as a whole and that the transactions would not be consummated without each of the matters covered by the Related Agreements being completed.

6.4             Registration Rights Agreement. The Company shall have executed and delivered to the Purchaser the Registration Rights Agreement.

6.5             Material Adverse Change. There shall not have occurred since the date hereof any material adverse change in the financial condition, results of operations or business of the Company excluding any change or effect resulting from general economic conditions, any occurrence or condition affecting the oil and gas industry generally or any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof.

6.6             Company Requirements. All statutory, regulatory, listing agency and other requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals of all governmental or other authorities required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained. The Company shall have made all filings under all applicable U.S. and Canadian federal, state, provincial, territorial and foreign securities laws necessary to consummate the issuance of the Shares pursuant to this Agreement in compliance with such laws.

6.7             Opinions of Counsel. If requested by the Purchaser, the Purchaser shall have received an opinion of Canadian counsel for the Company in form, scope and substance reasonably satisfactory to the Purchaser.

6.8             Delivery of Shares. The Company shall have issued and delivered the Shares as directed in writing by the Purchaser.

6.9             Evidence of Authority; Good Standing. The Company shall have delivered to the Purchaser a secretary’s certificate, dated as of the Closing Date attaching certificates of good standing for the Company and each of its subsidiaries as of a recent date and certifying the resolutions of the board of directors of authorizing the Company to execute deliver and perform the transactions contemplated by this Agreement, the Registration Rights Agreement and the Related Agreements.

7.             Miscellaneous.

7.1             Financial Statements and Other Information. So long as the Purchaser owns at least five percent (5%) of the outstanding capital stock of the Company at any time upon the written request of the Purchaser, the Company will provide to the Purchaser copies of all financial statements and other information provided to any governmental authority, lender, investor, partner, or shareholder.

7.2             Expenses. Each of the parties will pay their respective costs and expenses (including legal fees) in connection with this Agreement as a result of the transactions contemplated hereby.

7.3             Notices. All notices and other communications provided for or permitted hereunder must be in writing and will be deemed delivered and received (i) if personally delivered or if delivered by facsimile or courier service, when actually received by the party to whom the notice or communication is sent, or (ii) if deposited with the United States postal service (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered with return receipt requested, addressed to the appropriate party or parties at the address of that party set forth or referred to below (or at such other address as that party may designate by written notice to each other party in accordance herewith):

(a)             if to the Company, to:

Gastar Exploration Ltd.
1331 Lamar, Suite 1080
Houston, Texas 77010
Attention: Mr. J. Russell Porter
Fax No.: (713) 739-0458

with a copy (which will not constitute notice for purposes of this Agreement) to:

Vinson & Elkins
2300 First City Tower
1001 Fannin
Houston, Texas 77002
Attention: Mr. T. Mark Kelly
Fax No.: (713) 615-5531

(b)             if to the Purchaser, to:

Navasota Resources, L.P.
15415 Katy Freeway, Suite 800
Houston, Texas 77094
Attention: Harlan H. Chappelle
Fax No.: (281) 530-5278

with a copy (which will not constitute notice for purposes of this Agreement) to:

____________________
____________________
____________________
____________________
Attention: ___________
Fax No.: _____________

7.4             Entire Agreement; Amendments. This Agreement, the Registration Rights Agreement, the Related Agreements, the schedules hereto and thereto and the documents specifically referred to herein and therein or executed contemporaneously therewith constitute the entire agreement, understanding, representations and warranties of the parties hereto related to the subject matter hereof and supersede all prior agreements of the parties related to the subject matter hereof. This Agreement may be amended only by an instrument in writing executed by both of the parties hereto.

7.5             Assignment. This Agreement may be assigned at any time by the Purchaser to a wholly owned subsidiary of the Purchaser without the prior consent of the Company so long as the party to whom this Agreement is assigned agrees in writing to be bound by all terms and conditions contained herein. No other assignment may be made by the Purchaser without the Company’s prior written consent. Subject to the provisions of this Section 7.5, this Agreement will inure to the benefit of and be binding on the successors and assigns of each of the parties hereto.

7.6             No Third Party Rights. Nothing in this Agree-ment, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement or to constitute such person a third party beneficiary of this Agreement.

7.7             Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement.

7.8             Headings: Interpretation. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not limit or affect the meaning or interpretation of this Agreement. Whenever the context requires, references in this Agreement to the singular number shall include the plural and vice versa, and words denoting gender shall include the masculine, feminine and neuter. This Agreement uses the words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import to refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, the word “including” (and, with correlative meaning, the word “include”) means including without limiting the generality of any description preceding that word, and the verbs “shall” and “will” are used interchangeably and have the same meaning.

7.9             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any principles of conflicts of law thereof that would result in the application of the laws of any other jurisdiction.

7.10            Arbitration.

(a)             The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other party a written response. The notice and response shall include (a) a statement of that party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the initial notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)             If the dispute has not been resolved by negotiation as provided herein within 45 days after delivery of the initial notice of negotiation, the parties shall endeavor to settle the dispute by mediation under the CPR Mediation Procedure in effect on the date of this Agreement, provided, however, that if one party fails to participate in the negotiation as provided herein, the other party can initiate mediation prior to the expiration of the 45 days. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals.

(c)             Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, that has not been resolved by mediation as provided herein within 45 days after initiation of the mediation procedure, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration in effect on the date of this Agreement, by three independent and impartial arbitrators, of whom each party shall designate one and the two arbitrators shall appoint the third; provided, however, that if one party fails to participate in either the negotiation or mediation as agreed herein, the other party can commence arbitration prior to the expiration of the time periods set forth above. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas. The arbitrators are not empowered to award damages in excess of compensatory damages and each party expressly waives and foregoes any right to punitive, exemplary or similar damages unless a statute requires that compensatory damages be increased in a specified manner.

(d)             Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impractical.

7.11            Attorney Fees. Without limiting the arbitrators’ right to award costs and/or attorneys’ fees pursuant to Section 7.10 hereof, if any action at law or in equity is brought to secure injunctive relief, enforce an arbitration award or, subject to Section 7.10 hereof, enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

7.12            Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other applications thereof shall not in any way be affected or impaired thereby.

7.13            JOINT ACKNOWLEDGMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Company and by the Purchaser by their respective officers duly authorized effective as of the date first above written.

THE COMPANY:

GASTAR EXPLORATION LTD., an Alberta corporation

By:	/s/ J. RUSSELL PORTER
J. Russell Porter, President and CEO

THE PURCHASER:

NAVASOTA RESOURCES, L.P., a Texas limited partnership

By:	/s/ HARLAN H. CHAPPELLE
Harlan H. Chappelle
President